Exhibit 99.1

Media & Investor Contact: Joel Abramson 703 682 6301

AES Reports 35% Increase in Adjusted Earnings Per Share for Third Quarter 2011; Announces Intent to Declare a Dividend in the Third Quarter of 2012; On Track for 2011 and 2012 Adjusted EPS and Cash Flow Guidance

Third Quarter Results

•	Third Quarter Adjusted Earnings Per Share increased to $0.27 from $0.20 as a result of strong operational performance, contributions from new businesses, and a lower effective tax rate

•

Third Quarter Diluted Earnings Per Share from Continuing Operations decreased $0.20 to a loss of $0.15, reflecting unrealized foreign currency losses in the Third Quarter of 2011, offset partially by contributions from new businesses

Other Significant Announcements

•	Announced the intent to initiate an annual dividend of $120 million, beginning in the third quarter of 2012 with the first $30 million payment in the fourth quarter of 2012

•	On track for Adjusted Earnings Per Share and cash flow metrics for 2011 and 2012 guidance

•	Accelerated cost reduction target for 2012 by $30 million to $40-$50 million

•	Closed sale of the telecommunications business in Brazil and signed agreement to sell a business in Spain, consistent with its strategy of focusing on core markets

•	Repurchased 12 million shares in the third quarter; 5.6 million additional shares purchased to date in the fourth quarter

ARLINGTON, Va., November 4, 2011 – The AES Corporation (NYSE: AES) today reported strong results for the third quarter of 2011, driven by solid operating performance and a lower effective tax rate. Contributions from new businesses in Bulgaria, Northern Ireland and Chile and volume growth in Latin America offset lower prices at one of the Company’s utilities in Brazil and previously disclosed repairs at Estí, one of its hydroelectric power generation facilities in Panama.

“We had a strong third quarter and remain on track to meet our 2011 and 2012 guidance for cash flow metrics and adjusted EPS. We are executing on our core and growth markets strategy, accelerating our cost savings programs and working to close the acquisition of DP&L,” said Andrés Gluski, AES President and Chief Executive Officer. “With these steps and the completion of more than 1,500 MW of new construction in 2011, we are confident in our future performance, and we intend to declare a $120 million annual dividend in the third quarter of 2012.”

“We now anticipate savings in 2012 of $40 to $50 million, an increase from the $10 to $20 million we announced earlier this year, coming from more focused business development efforts and achieving greater synergies and efficiency from our new organizational structure,” said Victoria D. Harker, Executive Vice President, Chief Financial Officer and President of Global Business Services.

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Additional Highlights

•

On October 18th, the Company announced a new organizational structure and executive leadership changes to achieve greater operating efficiencies, improve profitability and increase speed of execution. Specifically, the Company redefined its operational management and organizational structure around two business lines – Utilities and Generation.

•	Consistent with its core market strategy, the Company closed two sales of non-strategic businesses and signed an agreement to sell a third.

•

Brasiliana, one of AES’ subsidiaries in Brazil, closed the sale of its telecommunications businesses in October and received proceeds of approximately $900 million, which the Company plans to use to repay debt at the Brasiliana holding company.

•	A subsidiary of the Company also sold its interests in its Bohemia business in the Czech Republic in September 2011.

•

On October 20th, the Company, through one of its subsidiaries, signed a share purchase and option agreement with GDF Suez S.A. (“GdFS”) for the sale of 80% of its interest in a wholly-owned holding company that holds a 70.81% interest in AES Energia Cartagena (“Cartagena”), a 1,199 MW gas-fired generation business in Spain, for €172 million ($234 million). The sale is subject to customary regulatory and lender approvals and is expected to close by the end of 2011.

•

AES’ pending acquisition of DPL Inc. is progressing on schedule and is expected to close in the fourth quarter of 2011 or the first quarter of 2012. DPL shareholders voted in favor of the transaction in September, and FCC approval was also received. The final approvals required for the closing include the Public Utility Commission of Ohio and FERC.

•

The Company repurchased 12 million shares during the third quarter at an average price of $10.28 including commission. It has purchased an additional 5.6 million shares in the fourth quarter through November 3, 2011. Since July 2010, the Company has invested $378 million in 34 million shares at an average price of $11.16 including commission.

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Table 1: Results for Third Quarter 2011

	Third Quarter 2010		Third Quarter 2011		Year To Date 2010		Year To Date 2011		Full Year 2011 Guidance[3],4
Consolidated Revenue	$3,990	M	$4,381	M	$11,777	M	$13,117	M	NA

Consolidated Gross Margin	$967	M	$1,020	M	$2,901	M	$3,019	M	$4,000-4,200 M

Proportional Gross Margin[1]	$588	M	$563	M	$1,791	M	$1,804	M	$2,450-2,650 M

Consolidated Cash Flow from Operating Activities	$1,000	M	$1,127	M	$2,416	M	$2,308	M	$2,650-2,850 M

Proportional Cash Flow from Operating Activities[1]	$519	M	$621	M	$1,309	M	$1,237	M	$1,400-1,600 M

Consolidated Free Cash Flow[1]	$831	M	$886	M	$1,932	M	$1,610	M	$1,750-1,950 M

Proportional Free Cash Flow[1]	$401	M	$456	M	$968	M	$763	M	$750-950 M

Subsidiary Distributions to the Parent Company[2]	$235	M	$346	M	$888	M	$967	M	$1,200-1,300 M

Diluted EPS from Continuing Operations	$0.05		$(0.15)		$0.46		$0.38		$0.93-0.99

Adjusted EPS[1]	$0.20		$0.27		$0.70		$0.76		$ 0.97-1.03

Adjusted EPS (Excluding DPL Acquisition Costs)1,[5]	$0.20		$0.31		$0.70		$0.84		$ 1.08-1.14

[1]	A non-GAAP financial measure. See “Non-GAAP Financial Measures” for definitions and reconciliations to the most comparable GAAP financial measures.
[2]	See definitions.
[3]	2011 Guidance includes costs associated with the pending acquisition of DPL Inc. of approximately ($0.13) per share.
[4]

Assumes Eastern Energy continues to be classified as discontinued operations. For additional information on Eastern Energy, see Item 2 “Key Trends and Uncertainties” of the Form 10-Q for the quarter ended September 30, 2011.

[5]	Provided for comparison purposes against original 2011 guidance of $1.08-$1.14 given on February 28, 2011.

Key drivers of Third Quarter results include (comparison of Q3 2011 vs. Q3 2010):

•

Consolidated Revenue increased by $391 million to $4.4 billion, benefiting from: (i) favorable impact of foreign currency of $173 million; (ii) contributions from new businesses including Ballylumford in Northern Ireland, Angamos in Chile and Maritza in Bulgaria; (iii) higher prices in Chile and Argentina; and (iv) increased demand at its Brazilian utilities. These gains were partially offset by: (i) lower prices at Eletropaulo, its utility in Brazil, primarily related to the estimated impact of the July 2011 tariff reset; and (ii) the unfavorable impact of an unrealized mark-to-market derivative loss at Sonel in Cameroon.

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•

Consolidated Gross Margin increased by $53 million to $1 billion, benefiting from: (i) favorable impacts of foreign currency of $51 million; (ii) contributions from new businesses; (iii) higher volumes in Chile; and (iv) decreased fixed costs at its Brazilian utilities. These gains were mostly offset by: (i) the unrealized mark-to-market derivative loss at Sonel; (ii) generation outage in Panama related to tunnel repairs; (iii) lower prices at Eletropaulo in Brazil; and (iv) higher fuel prices at Gener in Chile.

•

Revenue has increased by 10% over the prior year, while gross margin has only increased 5%. This disparity in growth rates is driven primarily by the contractual or regulatory pass through of higher fuel costs and purchased energy, which increases revenues but does not have a corresponding impact on gross margin, as well as the generation outage in Panama.

•

Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $25 million to $563 million due to the outage at the hydroelectric plant in Panama and the non-cash mark-to-market derivative loss at Sonel, our utility in Cameroon.

•

Consolidated Cash Flow from Operating Activities increased by $127 million to $1.1 billion. This increase was primarily due to (i) higher collection of account receivables in Chile; (ii) commenced commercial operations at Maritza in Bulgaria and a full quarter of operations at Ballylumford in Northern Ireland. These gains were partially offset by: (i) higher energy purchases and regulatory charges at Eletropaulo and higher working capital needs in El Salvador and (ii) lower operating income at Masinloc in the Philippines as well as from the sale of Ras Laffan in 2010.

•

Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $102 million to $621 million, driven primarily by higher operating income in Latin America as a result of higher collection of accounts receivables in Chile and the contribution of new businesses in Europe.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $55 million to $886 million, driven by higher operating cash flow as described above offset partially by $72 million in maintenance capital expenditures, net of reinsurance proceeds, primarily driven by North America Utilities and Latin America.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $55 million to $456 million.

•

Diluted EPS from Continuing Operations decreased by $0.20 per share to a loss of $0.15 per share due primarily to unrealized foreign currency losses in the third quarter of 2011 compared to unrealized foreign currency gains in the third quarter 2010. In addition, the Company incurred expenses related to the acquisition of DPL, higher debt retirement expense and higher impairment expenses net of tax in the third quarter of 2011. These impacts were partially offset by contributions from new businesses, higher volume in Latin America, and a lower share count.

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•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased $0.07 to $0.27 per share. The increase was primarily attributable to the contributions from new businesses, higher volume in Latin America, a lower effective tax rate and a lower share count. These positive drivers were partially offset by costs associated with the pending acquisition of DPL of $0.04. Table 2 provides a reconciliation of Diluted EPS to Adjusted EPS for third quarter 2011 as compared to third quarter 2010.

Table 2: Reconciliation of Diluted EPS to Adjusted EPS for Q3 2011 as compared to Q3 2010

	Q3 2011	Q3 2010
Diluted Earnings/(Loss) Per Share from Continuing Operations	$(0.15)	$0.05
Derivative Mark-to-Market (Gains)/Losses	$0.02	$0.02
Currency Transaction (Gains)/Losses	$0.10	$(0.13)
Impairment Losses	$0.27	$0.26
Debt Retirement (Gains)/Losses	$0.03	$—

Adjusted Earnings Per Share	$0.27	$0.20

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding for non-GAAP measures: 799 million (2010) and 782 million (2011).

Key drivers of Year-to-Date results include (comparison of Q3 YTD 2011 vs. Q3 YTD 2010):

•

Consolidated Revenue increased by $1.3 billion to $13.1 billion, benefiting from: (i) favorable impacts of foreign currency of $600 million; (ii) contributions from new businesses including Ballylumford in Northern Ireland, Angamos in Chile and Maritza in Bulgaria; (iii) higher prices and volumes in Chile; (iv) increased prices in Argentina and (v) increased volume at its Brazilian utilities. These gains were partially offset by: (i) lower prices at its utility businesses in Brazil, primarily due to the estimated impact of the July 2011 tariff reset; (ii) the unfavorable impact of an unrealized mark-to-market derivative loss at Sonel in Cameroon; and (iii) lower volumes at its businesses in Spain and Hungary.

•

Consolidated Gross Margin increased by $118 million to $3 billion, benefiting from: (i) favorable impacts of foreign currency of $148 million; (ii) contributions from new businesses; (iii) higher prices and volumes in Chile; and (iv) increased volume at its Brazilian utilities. These gains were partially offset by: (i) an increase in fixed costs, primarily in Latin America Generation; (ii) a generation outage in Panama related to tunnel repairs; (iii) lower prices at its utility businesses in Brazil; (iv) the unfavorable impact of an unrealized mark-to-market derivative loss at Sonel; (v) lower spot prices and volume at Masinloc; and (vi) lower prices at Kilroot.

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•	Proportional Gross Margin (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased by $13 million to $1.8 billion.

•

Consolidated Cash Flow from Operating Activities decreased by $108 million to $2.3 billion. This decrease was primarily due to lower operating income and higher working capital requirements in Asia and in North America. This increase was partially offset by higher operating income in Latin America.

•	Proportional Cash Flow from Operating Activities (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $72 million to $1.2 billion.

•

Consolidated Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $322 million to $1.6 billion due to lower operating cash flow, as well as higher maintenance capital expenditures of $214 million, net of reinsurance proceeds, primarily driven by North America Utilities and Latin America.

•	Proportional Free Cash Flow (a non-GAAP financial measure, see Appendix for definition and reconciliation) decreased by $205 million to $763 million.

•

Diluted EPS from Continuing Operations decreased $0.08 per share to $0.38 per share driven primarily by higher impairment expenses net of tax, higher unrealized foreign currency transaction losses and costs associated with the pending acquisition of DPL. This was partially offset by contributions from new businesses, higher volume in Latin America and a lower effective tax rate.

•

Adjusted EPS (a non-GAAP financial measure, see Appendix for definition and reconciliation) increased $0.06 to $0.76 per share. This increase is due to the contributions from new businesses, higher volume in Latin America and a lower effective tax rate offset partially by costs associated with the pending acquisition of DPL. Table 3 provides a reconciliation of Diluted EPS to Adjusted EPS for year-to-date 2011 as compared to year-to-date 2010.

Table 3: Reconciliation of Diluted EPS to Adjusted EPS for Q3 YTD 2011 as compared to Q3 YTD 2010

	Q3 YTD 2011	Q3 YTD 2010
Diluted Earnings Per Share from Continuing Operations	$0.38	$0.46
Derivative Mark-to-Market (Gains)/Losses	$0.01	$0.01
Currency Transaction (Gains)/Losses	$0.02	$(0.04)
Impairment Losses	$0.31	$0.26
Debt Retirement (Gains)/Losses	$0.04	$0.01

Adjusted Earnings Per Share	$0.76	$0.70

See Appendix for more detail and additional reconciliations for non-GAAP measures. Diluted weighted-average shares outstanding: 767 million (2010) and 787 million (2011).

Non-GAAP Financial Measures

See Non-GAAP Financial Measures for definitions of Adjusted Earnings Per Share, Proportional Gross Margin, Adjusted Gross Margin, Proportional Adjusted Gross Margin, Proportional Cash Flow From Operating Activities, Consolidated Free Cash Flow, Proportional Free Cash Flow as well as reconciliations to the most comparable GAAP financial measure.

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Attachments

Consolidated Statements of Operations, Segment Information, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, Non-GAAP Financial Measures, Parent Financial Information, 2011 Financial Guidance and 2012 Financial Guidance.

Conference Call Information

AES will host a conference call on Friday, November 4, 2011 at 10:00 a.m. Eastern Daylight Time (EDT). Interested parties may listen to the teleconference by dialing 1-800-857-6557 at least ten minutes before the start of the call. International callers should dial +1-415-228-4653. The participant passcode for this call is 11411. Internet access to the presentation materials will be available on the AES website at www.aes.com by selecting “Investor Information” and then “Quarterly Financial Reports.”

A telephonic replay of the call will be available from approximately 12:00 p.m. EDT on Friday, November 4, 2011 through Friday, November 25, 2011. Callers in the U.S. please dial 1-800-945-5496. International callers should dial +1-402-220-1468. The system will ask for a passcode; please enter 11411. A webcast replay, as well as a replay in downloadable MP3 format, will be accessible at www.aes.com beginning shortly after the completion of the call.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 27 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 29,000 people is committed to operational excellence and meeting the world's changing power needs. Our 2010 revenues were $16 billion and we own and manage $41 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2010 Annual Report on Form 10-K and the Form 10-Q for the quarter ended March 31, 2011 and September 30, 2011. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Any Stockholder who desires a copy of the Company’s 2010 Annual Report on Form 10-K dated on or about February 25, 2011 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.com.

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THE AES CORPORATION

Condensed Consolidated Balance Sheets

	September 30, 2011	December 31, 2010

	(in millions, except
	share and per share data)
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,392	$2,550
Restricted cash	795	502
Short-term investments	1,053	1,718
Accounts receivable, net of allowance for doubtful accounts of $293 and $304, respectively	2,364	2,301
Inventory	668	561
Receivable from affiliates	28	27
Deferred income taxes - current	278	305
Prepaid expenses	190	223
Other current assets	1,128	1,036
Current assets of discontinued and held for sale businesses	171	223

Total current assets	10,067	9,446

NONCURRENT ASSETS
Property, Plant and Equipment:
Land	1,029	1,126
Electric generation, distribution assets and other	29,945	27,929
Accumulated depreciation	(9,257)	(9,048)
Construction in progress	2,096	4,454

Property, plant and equipment, net	23,813	24,461

Other Assets:
Investments in and advances to affiliates	1,401	1,320
Debt service reserves and other deposits	909	653
Goodwill	1,246	1,271
Other intangible assets, net of accumulated amortization of $153 and $157, respectively	493	511
Deferred income taxes - noncurrent	585	646
Other	2,133	1,958
Noncurrent assets of discontinued and held for sale businesses	236	245

Total other assets	7,003	6,604

TOTAL ASSETS	$40,883	$40,511

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$1,792	$2,048
Accrued interest	395	257
Accrued and other liabilities	2,619	2,633
Non-recourse debt - current, including $269 and $1,150, respectively, related to variable interest entities	2,163	2,567
Recourse debt - current	11	463
Current liabilities of discontinued and held for sale businesses	261	97

Total current liabilities	7,241	8,065

LONG-TERM LIABILITIES
Non-recourse debt - noncurrent, including $2,168 and $2,199, respectively, related to variable interest entities	12,523	12,371
Recourse debt - noncurrent	6,181	4,149
Deferred income taxes - noncurrent	621	895
Pension and other post-retirement liabilities	1,310	1,511
Other long-term liabilities	2,978	2,812
Long-term liabilities of discontinued and held for sale businesses	112	235

Total long-term liabilities	23,725	21,973

Contingencies and Commitments
Cumulative preferred stock of subsidiary	60	60
EQUITY
THE AES CORPORATION STOCKHOLDERS’ EQUITY
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 807,093,084 issued and 770,260,308 outstanding at September 30, 2011 and 804,894,313 issued and 787,607,240 outstanding at December 31, 2010	8	8
Additional paid-in capital	8,499	8,444
Retained earnings	887	620
Accumulated other comprehensive loss	(2,727)	(2,383)
Treasury stock, at cost (36,832,776 shares at September 30, 2011 and 17,287,073 shares at December 31, 2010, respectively)	(434)	(216)

Total The AES Corporation stockholders’ equity	6,233	6,473
NONCONTROLLING INTERESTS	3,624	3,940

Total equity	9,857	10,413

TOTAL LIABILITIES AND EQUITY	$40,883	$40,511

THE AES CORPORATION

SEGMENT INFORMATION (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2011	2010	2011	2010

REVENUE
Latin America - Generation	$1,302	$1,111	$3,810	$3,178
Latin America - Utilities	1,930	1,757	5,774	5,236
North America - Generation	372	413	1,116	1,173
North America - Utilities	321	306	890	869
Europe - Generation	397	282	1,125	864
Asia - Generation	172	136	449	491
Corp/Other & eliminations	(113)	(15)	(47)	(34)

Total Revenue	$4,381	$3,990	$13,117	$11,777

GROSS MARGIN
Latin America - Generation	$440	$386	$1,308	$1,145
Latin America - Utilities	305	247	810	714
North America - Generation	110	111	301	300
North America - Utilities	71	78	170	206
Europe - Generation	95	47	240	221
Asia - Generation	38	52	136	197
Corp/Other & eliminations	(39)	46	54	118

Total Gross Margin	$1,020	$967	$3,019	$2,901

THE AES CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in millions, except per share amounts)
Revenue:
Regulated	$2,405	$2,244	$7,228	$6,642
Non-Regulated	1,976	1,746	5,889	5,135

Total revenue	4,381	3,990	13,117	11,777

Cost of Sales:
Regulated	(1,743)	(1,638)	(5,435)	(4,918)
Non-Regulated	(1,618)	(1,385)	(4,663)	(3,958)

Total cost of sales	(3,361)	(3,023)	(10,098)	(8,876)

Gross margin	1,020	967	3,019	2,901

General and administrative expenses	(91)	(98)	(283)	(279)
Interest expense	(432)	(381)	(1,178)	(1,151)
Interest income	103	96	293	304
Other expense	(76)	(23)	(131)	(83)
Other income	58	17	108	94
Gain on sale of investments	—	—	7	—
Goodwill impairment	(17)	(18)	(17)	(18)
Asset impairment expense	(163)	(296)	(196)	(297)
Foreign currency transaction (losses) gains on net monetary position	(92)	103	(21)	(19)
Other non-operating expense	(82)	(2)	(82)	(7)

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND EQUITY IN EARNINGS OF AFFILIATES	228	365	1,519	1,445
Income tax expense	(84)	(102)	(469)	(540)
Net equity in earnings of affiliates	6	26	12	174

INCOME FROM CONTINUING OPERATIONS	150	289	1,062	1,079
Income from operations of discontinued businesses, net of income tax (benefit) expense of $(31), $8, $(33) and $23, respectively	25	29	23	92
Gain from disposal of discontinued businesses, net of income tax expense of $0, $38, $0 and $38, respectively	—	79	—	57

NET INCOME	175	397	1,085	1,228
Noncontrolling interests:
Less: Income from continuing operations attributable to noncontrolling interests	(269)	(248)	(766)	(725)
Less: Income from discontinued operations attributable to noncontrolling interests	(37)	(35)	(52)	(58)

Total net income attributable to noncontrolling interests	(306)	(283)	(818)	(783)

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION	$(131)	$114	$267	$445

BASIC EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.15)	$0.05	$0.38	$0.46
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.02)	0.09	(0.04)	0.12

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.17)	$0.14	$0.34	$0.58

DILUTED EARNINGS PER SHARE:
Income (loss) from continuing operations attributable to The AES Corporation common stockholders, net of tax	$(0.15)	$0.05	$0.38	$0.46
Discontinued operations attributable to The AES Corporation common stockholders, net of tax	(0.02)	0.09	(0.04)	0.12

NET INCOME (LOSS) ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS	$(0.17)	$0.14	$0.34	$0.58

AMOUNTS ATTRIBUTABLE TO THE AES CORPORATION COMMON STOCKHOLDERS:
Income (loss) from continuing operations, net of tax	$(119)	$41	$296	$354
Discontinued operations, net of tax	(12)	73	(29)	91

Net income (loss)	$(131)	$114	$267	$445

THE AES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2011	2010	2011	2010
OPERATING ACTIVITIES:
Net income	$175	$397	$1,085	$1,228
Adjustments to net income:
Depreciation and amortization	325	292	947	876
Loss from sale of investments and impairment expense	284	332	321	350
Loss (gain) on disposal and impairment write-down - discontinued operations	1	(120)	1	(102)
Provision for deferred taxes	(95)	(86)	(67)	31
Contingencies	(10)	3	36	75
Loss on the extinguishment of debt	37	—	52	9
Undistributed gain from sale of equity method investment	—	(3)	—	(118)
Other	154	(39)	65	(81)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3)	(67)	(185)	(136)
(Increase) decrease in inventory	(30)	10	(118)	9
(Increase) decrease in prepaid expenses and other current assets	(91)	24	62	194
Increase in other assets	(124)	—	(167)	(51)
Increase in accounts payable and accrued liabilities	454	95	200	4
Increase (decrease) in income taxes and other income tax payables, net	1	110	(151)	20
Increase in other liabilities	49	52	227	108

Net cash provided by operating activities	1,127	1,000	2,308	2,416

INVESTING ACTIVITIES:
Capital expenditures	(813)	(526)	(1,832)	(1,528)
Acquisitions–net of cash acquired	(1)	(137)	(158)	(237)
Proceeds from the sale of businesses	39	171	47	369
Proceeds from the sale of assets	67	9	89	11
Sale of short-term investments	1,126	1,444	4,191	4,583
Purchase of short-term investments	(1,139)	(1,285)	(3,632)	(4,540)
Increase in restricted cash	(148)	(8)	(164)	(82)
Increase in debt service reserves and other assets	(287)	—	(379)	(9)
Affiliate advances and equity investments	(31)	(50)	(91)	(77)
Proceeds from loan repayments	—	—	—	132
Proceeds from performance bond	199	—	199	—
Other investing	11	(10)	(4)	31

Net cash used in investing activities	(977)	(392)	(1,734)	(1,347)

FINANCING ACTIVITIES:
Issuance of common stock	—	(3)	—	1,566
Borrowings (repayments) under the revolving credit facilities, net	1	(14)	126	74
Issuance of recourse debt	—	—	2,050	—
Issuance of non-recourse debt	942	154	1,516	1,497
Repayments of recourse debt	(3)	(213)	(474)	(619)
Repayments of non-recourse debt	(721)	(144)	(1,489)	(1,441)
Payments for financing fees	(79)	(21)	(153)	(50)
Distributions to noncontrolling interests	(276)	(409)	(990)	(951)
Contributions from noncontrolling interests	6	—	6	—
Financed capital expenditures	(7)	(4)	(13)	(21)
Purchase of treasury stock	(127)	(15)	(225)	(15)
Other financing	(9)	(1)	(7)	(18)

Net cash (used in) provided by financing activities	(273)	(670)	347	22
Effect of exchange rate changes on cash	(108)	23	(79)	(21)

Total (decrease) increase in cash and cash equivalents	(231)	(39)	842	1,070
Cash and cash equivalents, beginning	3,623	2,884	2,550	1,775

Cash and cash equivalents, ending	$3,392	$2,845	$3,392	$2,845

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
Reconciliation of Adjusted Earnings Per Share (1)

Diluted EPS From Continuing Operations	$(0.15)		$0.05		$0.38		$0.46
Derivative Mark-to-Market (Gains)/Losses(2)	0.02		0.02		0.01		0.01
Currency Transaction (Gains)/Losses(3)	0.10		(0.13)		0.02		(0.04)
Disposition/Acquisition (Gains)/Losses	—		—		—		—	(4)
Impairment Losses	0.27	(5)	0.26	(6)	0.31	(7)	0.26	(6)
Debt Retirement (Gains)/Losses	0.03	(8)	—		0.04	(9)	0.01	(10)

Adjusted Earnings Per Share	$0.27		$0.20		$0.76		$0.70

(1)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP.

(2)

Derivative mark-to-market (gains)/losses were net of income tax per share of $0.01 in the three months ended September 30, 2011 and 2010, and of $0.00 for the nine months ended September 30, 2011, and 2010.

(3)

Unrealized foreign currency transaction (gains)/losses were net of income tax per share of $0.01 and $0.00 in the three months ended September 30, 2011 and 2010, respectively, and of $0.00 and $(0.01) in the nine months ended September 30, 2011 and 2010, respectively.

(4)

The Company did not adjust for the gain or the related tax effect from the sale of its indirect investment in CEMIG in its determination of Adjusted EPS because the gain was recognized by an equity method investee. The Company does not adjust for transactions of its equity method investees in its determination of Adjusted EPS.

(5)

Amount includes equity method investment impairment at Chigen, including YangCheng, of $79 million or $0.10 per share, asset impairments at Wind of $116 million or $76 million, and $0.10 per share, net of income tax, Carbon Reduction Projects of $33 million or $0.04 per share, and Bohemia of $9 million or $6 million, and $0.01 per share, net of income tax, and goodwill impairment at Chigen of $17 million or $0.02 per share.

(6)

Amount includes asset impairments at Southland (Huntington Beach) of $200 million and Tisza of $85 million ($130 million, or $0.17 per share, and $55 million, or $0.07 per share, net of income tax, respectively) and goodwill impairment at Deepwater of $18 million ($12 million, or $0.02 per share, net of income tax).

(7)	Amount includes asset impairments described in footnote (5) above, in addition to $37 million at Kelanitissa ($34 million, or $0.04 per share, net of noncontrolling interests).
(8)	Amount includes loss on retirement of debt at Gener of $38 million ($22 million, or $0.03 per share, net of noncontrolling interests and income tax).
(9)	Amount includes loss on retirement of debt described in footnote (8) above, in addition to IPL of $15 million ($10 million, or $0.01 per share, net of income tax).
(10)	Amount includes loss on retirement of Parent Company debt of $9 million ($6 million, or $0.01 per share, net of income tax).

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2011	2010	2011	2010
Reconciliation of Adjusted Gross Margin(1)

Consolidated Gross Margin	$1,020	$967	$3,019	$2,901
Add: Depreciation and Amortization	313	271	909	802
Less: General and Administrative Expenses	(91)	(98)	(283)	(279)

Adjusted Gross Margin(1)	$1,242	$1,140	$3,645	$3,424

Reconciliation of Proportional Gross Margin(2)

Consolidated Gross Margin	$1,020	$967	$3,019	$2,901
Less: Proportional Adjustment Factor	(457)	(379)	(1,215)	(1,110)

Proportional Gross Margin(2)	$563	$588	$1,804	$1,791

Reconciliation of Proportional Adjusted Gross Margin(1),(2)

Consolidated Adjusted Gross Margin	$1,242	$1,140	$3,645	$3,424
Less: Proportional Adjustment Factor	(545)	(445)	(1,471)	(1,318)

Proportional Adjusted Gross Margin(1),(2)	$697	$695	$2,174	$2,106

(1)

Adjusted Gross Margin is defined by the Company as: Gross margin plus depreciation and amortization less general and administrative expenses. AES believes adjusted gross margin is a useful measure for evaluating and comparing the operating performance of its businesses because it includes the direct operating costs of its business including overhead related expenses and excludes potential differences caused by variations in capital structures affecting interest income and expense, tax positions, such as the impact of changes in effective tax rates and the impact of depreciation and amortization expense.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

($ in millions)	2011	2010	2011	2010

Calculation of Maintenance Capital Expenditures for Free Cash Flow(1)
Reconciliation Below:

Maintenance Capital Expenditures	$209	$130	$645	$416
Environmental Capital Expenditures	27	39	59	68
Growth Capital Expenditures	584	361	1,141	1,065

Total Capital Expenditures	$820	$530	$1,845	$1,549

Reconciliation of Proportional Operating Cash Flow(2)

Consolidated Operating Cash Flow	$1,127	$1,000	$2,308	$2,416
Less: Proportional Adjustment Factor	(506)	(481)	(1,071)	(1,107)

Proportional Operating Cash Flow(2)	$621	$519	$1,237	$1,309

Reconciliation of Free Cash Flow(1)

Consolidated Operating Cash Flow	$1,127	$1,000	$2,308	$2,416
Less: Maintenance Capital Expenditures, net of reinsurance proceeds	(214)	(130)	(639)	(416)
Less: Environmental Capital Expenditures	(27)	(39)	(59)	(68)

Free Cash Flow(1)	$886	$831	$1,610	$1,932

Reconciliation of Proportional Free Cash Flow(1),(2)

Proportional Operating Cash Flow	$621	$519	$1,237	$1,309
Less: Proportional Maintenance and Environmental Capital Expenditures, net of reinsurance proceeds	(165)	(118)	(474)	(341)

Proportional Free Cash Flow(1),(2)	$456	$401	$763	$968

(1)

Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(2)	See footnote (2) on Guidance Elements for definition of proportional financial metrics.

THE AES CORPORATION

PARENT FINANCIAL INFORMATION (unaudited)

Parent only data: last four quarters

($ in millions)

	4 Quarters Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2011 Actual	June 30, 2011 Actual	Mar. 31, 2011 Actual	Dec. 31, 2010 Actual
Subsidiary distributions(1) to Parent & QHCs	$1,298	$1,187	$1,143	$1,219
Returns of capital distributions to Parent & QHCs	154	56	179	171

Total subsidiary distributions & returns of capital to Parent	$1,452	$1,243	$1,322	$1,390

Parent only data: quarterly ($ in millions)

	Quarter Ended
Total subsidiary distributions & returns of capital to Parent	September 30, 2011 Actual	June 30, 2011 Actual	Mar. 31, 2011 Actual	Dec. 31, 2010 Actual
Subsidiary distributions(1) to Parent & QHCs	$346	$394	$226	$331
Returns of capital distributions to Parent & QHCs	102	8	28	15

Total subsidiary distributions & returns of capital to Parent	$448	$402	$254	$346

Parent Company Liquidity(2) ($ in millions)

	Balance at
	September 30, 2011 Actual	June 30, 2011 Actual	Mar. 31, 2011 Actual	Dec. 31, 2010 Actual
Cash at Parent & Cash at QHCs(3)	$2,089	$2,303	$546	$1,122
Availability under corporate credit facilities	788	774	772	715

Ending liquidity	$2,877	$3,077	$1,318	$1,837

(1)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

(2)

Parent Company Liquidity is defined as cash at the Parent Company plus availability under corporate credit facilities plus cash at qualified holding companies (“QHCs”). AES believes that unconsolidated Parent Company liquidity is important to the liquidity position of AES as a Parent Company because of the non-recourse nature of most of AES’s indebtedness.

(3)

The cash held at QHCs represents cash sent to subsidiaries of the Company domiciled outside of the US. Such subsidiaries had no contractual restrictions on their ability to send cash to AES, the Parent Company. Cash at those subsidiaries was used for investment and related activities outside of the US. These investments included equity investments and loans to other foreign subsidiaries as well as development and general costs and expenses incurred outside the US. Since the cash held by these QHCs is available to the Parent, AES uses the combined measure of subsidiary distributions to Parent and QHCs as a useful measure of cash available to the Parent to meet its international liquidity needs.

THE AES CORPORATION

2011 FINANCIAL GUIDANCE ELEMENTS(1)

2011 Updated Financial Guidance (as of 11/4/2011)
	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements
Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million
Adjusted Gross Margin	$4,850 to 5,050 million	$1,850 million	$3,000 to 3,200 million
Diluted Earnings Per Share From Continuing Operations	$0.93 to 0.99
Adjusted Earnings Per Share Factors(3)	$0.04(4)
Adjusted Earnings Per Share(3)	$0.97 to 1.03(4)

Cash Flow Elements
Net Cash From Operating Activities	$2,650 to 2,850 million	$1,250 million	$1,400 to 1,600 million
Operational Capital Expenditures (a)	$775 to 850 million	$250 million	$525 to 600 million
Environmental Capital Expenditures (b)	$75 to 100 million		$75 to 100 million
Maintenance Capital Expenditures (a + b)	$850 to 950 million	$250 million	$600 to 700 million
Free Cash Flow(5)	$1,750 to 1,950 million	$1,000 million	$750 to 950 million
Subsidiary Distributions(6)	$1,200 to 1,300 million

Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$2,650 to 2,850 million	$1,250 million	$1,400 to 1,600 million
Less: Maintenance Capital Expenditures	$850 to 950 million	$250 million	$600 to 700 million

Free Cash Flow(5)	$1,750 to 1,950 million	$1,000 million	$750 to 950 million

Reconciliation of Adjusted Gross Margin
Gross Margin	$4,000 to 4,200 million	$1,550 million	$2,450 to 2,650 million
Depreciation & Amortization	$1,250 to 1,350 million	$300 million	$950 to 1,050 million
General & Administrative	$450 million		$450 million

Adjusted Gross Margin(3)	$4,850 to 5,050 million	$1,850 million	$3,000 to 3,200 million

(1)	2011 Revised Guidance is based on expectations for future foreign exchange rates and commodity prices as of September 30, 2011.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company’s internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(4)	Reconciliation of Adjusted EPS includes impairment losses of $0.31, debt retirement losses of $0.04, gain on disposition of assets of $0.30 and derivative gains of $0.01.
(5)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt. Measures for definition.

(6)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.

THE AES CORPORATION

2012 FINANCIAL GUIDANCE ELEMENTS(1)

2012 Financial Guidance (as of 11/4/2011)
	Consolidated	Proportional Adjustment Factors(2)	Proportional
Income Statement Elements
Diluted Earnings Per Share From Continuing Operations	$1.15 to 1.25
Adjusted Earnings Per Share Factors(3)	$0.12(4)
Adjusted Earnings Per Share(3)	$1.27 to 1.37(4)

Cash Flow Elements
Net Cash From Operating Activities	$3,300 to 3,500 million	$1,275 million	$2,025 to 2,225 million
Operational Capital Expenditures (a)	$925 to 1,025 million	$250 million	$675 to 775 million
Environmental Capital Expenditures (b)	$100 to 150 million	$25 million	$75 to 125 million
Maintenance Capital Expenditures (a + b)	$1,025 to 1,175 million	$275 million	$750 to 900 million
Free Cash Flow(5)	$2,200 to 2,400 million	$1,000 million	$1,200 to 1,400 million
Subsidiary Distributions(6)	$1,400 to 1,600 million

Reconciliation of Free Cash Flow
Net Cash from Operating Activities	$3,300 to 3,500 million	$1,275 million	$2,025 to 2,225 million
Less: Maintenance Capital Expenditures	$1,025 to 1,175 million	$275 million	$750 to 900 million

Free Cash Flow(5)	$2,200 to 2,400 million	$1,000 million	$1,200 to 1,400 million

(1)	2012 Guidance is based on expectations for future foreign exchange rates and commodity prices as of October 31, 2011.
(2)

AES is a holding company that derives its income and cash flows from the activities of its subsidiaries, some of which may not be wholly-owned by the Company. Accordingly, the Company has presented certain financial metrics which are defined as Proportional (a non-GAAP financial measure). Proportional metrics present the Company’s estimate of its share in the economics of the underlying metric. The Company believes that the Proportional metrics are useful to investors because they exclude the economic share in the metric presented that is held by non-AES shareholders. For example, Operating Cash Flow is a GAAP metric which presents the Company’s cash flow from operations on a consolidated basis, including operating cash flow allocable to noncontrolling interests. Proportional Operating Cash Flow removes the share of operating cash flow allocable to noncontrolling interests and therefore may act as an aid in the valuation of the Company. Proportional metrics are reconciled to the nearest GAAP measure. Certain assumptions have been made to estimate our proportional financial measures. These assumptions include: (i) the Company’s economic interest has been calculated based on a blended rate for each consolidated business when such business represents multiple legal entities; (ii) the Company’s economic interest may differ from the percentage implied by the recorded net income or loss attributable to noncontrolling interests or dividends paid during a given period; (iii) the Company’s economic interest for entities accounted for using the hypothetical liquidation at book value method is 100%; (iv) individual operating performance of the Company’s equity method investments is not reflected and (v) inter-segment transactions are included as applicable for the metric presented.

(3)

Adjusted earnings per share (a non-GAAP financial measure) is defined as diluted earnings per share from continuing operations excluding gains or losses of the consolidated entity due to (a) mark-to-market amounts related to derivative transactions, (b) unrealized foreign currency gains or losses, (c) significant gains or losses due to dispositions and acquisitions of business interests, (d) significant losses due to impairments, and (e) costs due to the early retirement of debt. The GAAP measure most comparable to Adjusted EPS is diluted earnings per share from continuing operations. AES believes that adjusted earnings per share better reflects the underlying business performance of the Company, and is considered in the Company's internal evaluation of financial performance. Factors in this determination include the variability due to mark-to-market gains or losses related to derivative transactions, currency gains or losses, losses due to impairments and strategic decisions to dispose or acquire business interests or retire debt, which affect results in a given period or periods. Adjusted earnings per share should not be construed as an alternative to earnings per share, which is determined in accordance with GAAP. Non-GAAP financial measure as reconciled in the table.

(4)	Reconciliation of Adjusted EPS includes unrealized foreign currency losses of $0.03, derivative losses of $0.01, and debt retirement losses of $0.08.
(5)

Free Cash Flow is reconciled above. Free cash flow (a non-GAAP financial measure) is defined as net cash from operating activities less maintenance capital expenditures (including environmental capital expenditures), net of reinsurance proceeds from third parties. AES believes that free cash flow is a useful measure for evaluating our financial condition because it represents the amount of cash provided by operations less maintenance capital expenditures as defined by our businesses, that may be available for investing or for repaying debt.

(6)

Subsidiary distributions should not be construed as an alternative to Net Cash Provided by Operating Activities which are determined in accordance with GAAP. Subsidiary distributions are important to the Parent Company because the Parent Company is a holding company that does not derive any significant direct revenues from its own activities but instead relies on its subsidiaries’ business activities and the resultant distributions to fund the debt service, investment and other cash needs of the holding company. The reconciliation of the difference between the subsidiary distributions and the Net Cash Provided by Operating Activities consists of cash generated from operating activities that is retained at the subsidiaries for a variety of reasons which are both discretionary and non-discretionary in nature. These factors include, but are not limited to, retention of cash to fund capital expenditures at the subsidiary, cash retention associated with non-recourse debt covenant restrictions and related debt service requirements at the subsidiaries, retention of cash related to sufficiency of local GAAP statutory retained earnings at the subsidiaries, retention of cash for working capital needs at the subsidiaries, and other similar timing differences between when the cash is generated at the subsidiaries and when it reaches the Parent Company and related holding companies.